UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12
SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On January 27, 2006, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
SOVEREIGN ISSUES OPEN LETTER TO SHAREHOLDERS DISCUSSING RELATIONAL’S PUSH POLLING TACTICS
Philadelphia, January 27, 2006 — Sovereign Bancorp Inc. (NYSE: SOV) today released the following open letter to its shareholders, discussing hedge fund activist Relational Investors’ latest tactic in its massive negative public relations campaign against Sovereign, its management and its directors:
January 27, 2006
To All Our Valued Shareholders:
I am pleased to share with you that we have reached an important milestone in our pending acquisition of Independence Community Bank Corp. On January 25, Independence shareholders overwhelmingly approved our merger agreement and we look forward to completing that transaction by the end of the second quarter as planned.
I also want to alert you to a new and very disturbing development in the massive public relations campaign being waged by Ralph Whitworth and David Batchelder of Relational Investors against Sovereign, its directors and its management.
In November, I wrote to Sovereign shareholders cautioning that this activist hedge fund had taken the playbook from the most negative of political campaigns and transplanted those tactics for use in its assault against Sovereign. Now, Relational has openly revealed its use of these tactics. Relational has hired FYI Messaging, a firm run by Thomas Synhorst, a well-known political operative who has been at the center of many controversial and highly contentious political campaigns in recent years. It comes as no surprise to us that Mr. Synhorst is now allied with Relational.
FYI Messaging, at Relational’s direction, is phoning Sovereign’s shareholders and asking what we believe are a series of loaded and misleading questions under the false pretense of making a “courtesy” call. In what we see as an attempt at misdirection and deception, the “script” being used by FYI Messaging has them telling you, “This is not a sales call and we are not soliciting proxies with respect to Sovereign at this time. This is a short courtesy call to you ...”
According to Relational’s regulatory filing, FYI Messaging will employ approximately 30 people to make these phone calls to you. These paid political operatives will ask you a series of scripted questions designed to elicit particular responses and reactions. This is what is known in political circles as “push polling.” Such tactics are frequently used in negative political campaigns, and we believe go far beyond the bounds of acceptable behavior in communicating with shareholders of public corporations.
If Relational’s political polling firm phones you at home or in your office, do not be misled by their deceptive “courtesy call” introduction or their scripted questions. You are by no means obligated to take their call or answer their questions.

Please feel free to let us know if you receive one of these phone calls and inform us if you found anything on the call to be inappropriate or offensive. This is the only way for us to monitor their conduct and take whatever actions may be needed to protect our shareholders. You can contact one of the firms assisting us on this matter, Innisfree M&A Incorporated (toll-free) at 1-877-456-3507 or MacKenzie Partners (toll-free) at 1-800-322-2885. You can also contact Sovereign’s Investor Relations Department at 1-800-628-2673 and leave a message.
I sincerely regret that Relational, in pursuit of its own agenda, appears intent on bothering you with telephone calls from political operatives and manipulative push polling tactics. Once again, I thank you for your patience and support.
Sincerely,
/s/ Jay Sidhu
Jay Sidhu
Chairman, President and Chief Executive Officer
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or MacKenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.